Exhibit 99.1

Natural Resource Partners L.P. 601 Jefferson St., Suite 3600, Houston, TX 77002
NEWS RELEASE

Natural Resource Partners L.P.
Closes Ohio Acquisition
HOUSTON, May 20, 2009 — Natural Resource Partners L.P. (NYSE:NRP) today announced that it has completed its previously announced acquisition of all of the membership interests in two entities from Adena Minerals, LLC, an affiliate of the Cline Group. These companies own coal reserves and infrastructure assets, including beltlines and barge loadout facilities at Cline’s Yellowbush Mine located on the Ohio River in Meigs County, Ohio. NRP issued 4,560,000 common units to Adena Minerals in connection with the acquisition. In addition, the general partner of Natural Resource Partners granted Adena an additional nine percent interest in the general partner.
Coal reserves are being produced, processed, and sold currently and will immediately generate coal royalties and transportation and handling fees for NRP. Current year estimates were included in the guidance issued in January 2009.
Company Profile
Natural Resource Partners L.P. is headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is a master limited partnership that is principally engaged in the business of owning and managing mineral reserve properties. NRP owns coal reserves and coal handling and transportation infrastructure in the three major coal producing regions of the United States: Appalachia, the Illinois Basin and the Powder River Basin. In addition, the partnership owns and manages aggregate reserves being mined in West Virginia and Washington.
For additional information, please contact Kathy H. Roberts at 713-751-7555 or kroberts@nrplp.com. Further information about NRP is available on the partnership’s website at http://www.nrplp.com.
09-08
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